Exhibit 3.7

*090201*

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)	Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20140208275-21
Filing Date and Time 03/20/2014 9:01 AM
Entity Number C2590-2004

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 AND 78.390 - After Issuance of Stock)

1.   Name of corporation:

Quantum Energy, Inc.

2.   The articles have been amended as follows: (provide article numbers, if available)

ARTICLE FOUR

CAPITAL STOCK

The amount of the total authorized capital stock of the corporation is THREE HUNDRED MILLION (300,000,000) shares divided into two hundred ninety five million (295,000,000) shares of Common Stock, $0.001 par value each, and five million (5,000,000) shares of Preferred Stock, $0.001 par value each,

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favour of the amendment is: 29,800,000 (80.07%)

4. Effective date and time of filing: (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

Signature of Officer

*If any proposed amendment would after or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After Revised: 8-31-11